Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 31, 2008 with respect to the consolidated balance sheets of Aurelio Resource Corporation as of December 31, 2007 and December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2007 and the seven months ended December 31, 2006 and for the period from inception (February 19, 2004) to December 31, 2007, included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report contains an explanatory paragraph that states the Company incurred a net loss of $3,379,987 for the year ended December 31, 2007, and has an accumulated deficit of $4,449,263 at December 31, 2007. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ Haynie & Company (formerly Mason Russell West, LLC)
Littleton, CO
April 11, 2008